Exhibit 99.3

Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

Increases Quarterly Dividend 17%

FORT WORTH, Texas--(BUSINESS WIRE)--April 8, 2015--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors declared a $0.07 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.07 quarterly cash dividend will be paid on May 6, 2015, to shareholders of record on April 22, 2015, and represents a 17% increase from the $0.06 cash dividend paid in the prior period.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083